EXHIBIT 10.2

SETTLEMENT AGREEMENT TERM SHEET- COCHENET

THIS EXCHANGE AGREEMENT TERM SHEET (the “Agreement”) is dated this ___ day of _________, 2021, by and between Infinity Energy Resources, Inc., a Delaware corporation (the “Company”), and Stephen Cochenet, an individual (the “Holder”). The parties agree to complete the Exchange as contemplated herein as follows:

1.	The Holder beneficially owns and holds the securities of the Company as set forth below (the “Original Securities”);

Holder	Security	Issuance Date	Amount
Stephen Cochenet	8% Convertible Promissory Note (including related accrued interest through 3/31/2021)	July 15, 2015	$35,000 principal & Accrued interest through 3/31/2021
Stephen Cochenet	Common Stock Purchase Warrant	May 15, 2016	3,500 Warrant Shares @ $5.60 per share

2.	The Holder desires to exchange the Original Securities for (one hundred thousand (100,000) shares of common stock, par value $0.0001, of the Company and the Company agrees to convey such in exchange for the Original Securities in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended.

3.	Upon the consummation of the exchange transaction described above, the Holder shall no longer own any Original Securities, and the Company shall cancel the certificate(s) and other physical documents evidencing the ownership of the Original Securities. The parties will execute a total and complete and total Mutual Release of all liabilities at closing.

4.	The parties agree to complete the Exchange transaction described above contemporaneous with the Company concluding the Core Energy, LLC acquisition.

The parties have agreed to and executed this Exchange Agreement Term Sheet as of ________ ___, 2021.

Infinity Energy Resources, Inc.:	Stephen Cochenet:

Stan Ross, CEO, President & Chairman